Exhibit (a)(5)(iii)

FOR IMMEDIATE RELEASE
AMEX: WOC

CONTACT:
Sherry Wilzig Izak
Chairman
Wilshire Enterprises, Inc.
Phone: 201-420-2796

Wilshire Enterprises, Inc. Announces Final Results of its Issuer Tender Offer

NEWARK, N.J., September 14, 2009—Wilshire Enterprises, Inc. (Amex: WOC) today announced the final results of its issuer tender offer to purchase up to 4,000,000 shares of its common stock at a price of $2.00 per share, which expired at 12:00 midnight, New York City time, on Friday, September 4, 2009.  The Company purchased 4,047,380 shares of its common stock at a purchase price of $2.00 per share, for an aggregate purchase price of $8,094,760.  The 4,047,380 shares purchased pursuant to the tender offer are comprised of the 4,000,000 shares the Company offered to purchase and 47,380 shares purchased pursuant to the Company’s right under applicable securities laws to purchase up to an additional two percent of the Company’s outstanding shares without extending the tender offer.

Based on the final tabulation by Continental Stock Transfer & Trust Company, the depositary for the tender offer, 4,047,380 shares were properly tendered and not withdrawn. Continental Stock Transfer & Trust Company will promptly issue payment for the shares validly tendered and accepted for payment.

Any inquiries regarding the offer should be directed to InvestorCom, Inc., the information agent for the tender offer, at (877) 972-0090. Banks and brokers may call (203) 972-9300.

About Wilshire Enterprises, Inc.

Wilshire Enterprises, Inc. is engaged primarily in the ownership and management of real estate investments in Arizona, Texas and New Jersey.  Wilshire Enterprises, Inc.’s portfolio of properties includes five rental apartment properties with 950 units, 10 condominium units, two office buildings and a retail/office center with approximately 200,000 square feet of office and retail space, and slightly more than 19 acres of land.

Forward-Looking Statements

This press release contains statements that constitute forward-looking statements. These forward-looking statements may use such forward-looking terminology as “expect,” “look,” “believe,” “plan,” “anticipate,” “may,” “will” or similar statements or variations of such terms or otherwise express views concerning trends and the future.  Such forward-looking statements involve certain risks and uncertainties, including risks cited in reports filed by Wilshire Enterprises, Inc. with the Securities and Exchange Commission.  Actual results may differ materially from such forward-looking statements. Wilshire Enterprises, Inc. assumes no obligation for updating any such forward-looking statement at any time.